Exhibit 99.1

Uranium Resources, Inc. Reviews 2011 Results and Provides Project Plans for 2012

LEWISVILLE, Texas--(BUSINESS WIRE)--March 9, 2012--Uranium Resources, Inc. (NASDAQ: URRE) (“URI” or the “Company”), today provided an update on the Company’s activities and financials, as well as its strategy and outlook.

Don Ewigleben, President and CEO of URI, commented, “We achieved several objectives during 2011, and we have continued to make excellent strides as we move into 2012. Over the last 14 months:

  We initiated and advanced a full exploration program in South Texas in partnership with Cameco (NYSE: CCJ)
  We completed our internal technical report and engaged an independent engineering firm for a feasibility study for our Churchrock Section 8 in situ recovery (ISR) project in New Mexico
  We recently announced the execution of a definitive agreement to acquire Neutron Energy, Inc. (“Neutron”)
  And, we executed a $10 million financing agreement that helps to address our working capital requirements and the continued advancement of our projects and those held by Neutron.”

Texas Exploration Progressing at Los Finados; Reclamation, Permitting and Process Facility Preparation Activities Moving Forward

URI has through its history produced over 8 million pounds of uranium from its South Texas properties. Although not currently in production due to the pricing environment, the Company has been developing and executing on plans to be in a ready position for production when economically feasible. At this time, URI expects 2012 to be focused on a variety of development activities, but does not anticipate producing from its Texas properties during the year.

  URI is advancing current leased properties through licensing and permitting and will look to lease additional targeted properties.
  The Company will conduct activities on its Kingsville Dome holding ponds during the second quarter through the end of the year to increase the usable capacity of the ponds and to recover uranium that has been collected over the various production cycles of the project. The pond efforts are expected to cost approximately $3 million and URI believes it may able to generate up to 40,000 to 50,000 pounds of U3O8 as a by-product of this activity. This effort is necessary for uranium production in Texas as well as the potential of processing uranium loaded resins from the Company’s future uranium projects in Texas and New Mexico. The Kingsville Dome central processing plant is scheduled for its needed upgrades to begin toward the end of 2012.

  URI will seek to further discussions regarding its two existing sales contracts to redefine the terms of its sales agreements to enable better margins and enhance the likelihood of returning to production in Texas as soon as practicable.
  URI has processed approximately 4.2 billion gallons of water associated with the restoration activities at its three most recent South Texas projects through the end of the fourth quarter. Restoration has been completed and production areas PA1 and PA2 are moving to stabilization at Kingsville Dome (KVD). Further along in the process are Rosita PA1 and PA2 wellfields. Restoration results for these wellfields have been reviewed by the Texas regulatory agencies and restoration tables approved. URI expects to achieve final closure on these areas by the third quarter of 2012. Restoration activities continue at KVD PA3 and Vasquez PA1 and PA2.

Los Finados Exploration Project Update

  In January 2011, URI completed an agreement to explore 53,524 acres in Kenedy County, Texas, for three years, with an option to lease the acreage for uranium production. And, URI and Cameco Resources, a subsidiary of Cameco (NYSE: CCJ), entered in a joint venture agreement which commenced with Phase I in June 2011.
  Phase I exploratory work was completed in November 2011 and used a widely and evenly spaced drilling program covering a grid designed to test the potential for uranium mineralization over the entire 53,500 acre area. Both parties elected to move forward with Phase II in December.
  Phase II work started in December 2011 and is schedule to be completed in November 2012. Cameco will fund $1 million of the total $1.5 million that was committed by URI to complete Phase II. Under Phase II, 10 holes at an average depth of 1,300 feet have been drilled to date.
  Cameco has earned a 40% interest in the project and at the completion of Phase II will have 50%.

Mr. Ewigleben noted, “We have a full slate of activities for our South Texas region in 2012 with the ultimate goal being to develop sufficient in place mineralized uranium material to support long-term production and capture the economics available with in situ recovery mining to capitalize on the processing assets we have at Kingsville Dome and Rosita.”

Feasibility Study for Churchrock Section 8 in Review; Neutron Acquisition Announced

One of URI’s primary focuses in 2011 in New Mexico was on the advancement of its Churchrock Section 8 toward production in the latter half of 2013. This area contains 6.5 million pounds of in-place mineralized uranium material and is covered by the Company’s underground injection control permit and reactivated NRC license which covers 27.4 million pounds of in-place mineralized uranium material for the Company’s Churchrock/Crownpoint Project.

  The Company currently has its NRC and underground injection control permit in timely renewal which enables URI to begin development of Churchrock Section 8.

  URI completed a technical report on its Churchrock project at the end of 2011 and subjected it to a peer review by an independent engineering firm in order to validate the economic determinations and engineering plans. The report is currently being reviewed by the management and Board of Directors.
  Infrastructure construction and core and definition drilling is planned to begin in the second quarter 2012. Advancement of the project will be dependent upon the availability of financing and access to required capital equipment.
  Current plans are to initially transport uranium loaded resin to either URI’s Kingsville Dome or Rosita processing facility. This is to accelerate production, reduce capital costs and advance cash flow from the Churchrock Section 8 project.
  In June 2011, URI received confirmation from the New Mexico Environment Department (“NMED”) that its discharge plan is in timely renewal and that the NMED is currently conducting technical review of its renewal application. Eastern Navajo Diné Against Uranium Mining (“ENDAUM”), the intervener group that has been a party to much of the New Mexico based litigation filed against the Company in the past, filed last summer, a Complaint for Declaratory and Injunctive Relief and a Motion for Preliminary Injunction against the New Mexico Environment Department (“NMED”) claiming NMED has no authority to allow the Company to conduct in situ leach uranium mining operations under its existing discharge permit while the permit is in timely renewal. A hearing for summary judgment on the filing was held on March 8, 2012.

URI’s strategy includes the consolidation of assets in New Mexico in order to gain greater economies of scale for production. On March 1, 2012, the Company announced that it had signed a definitive agreement to acquire 100% of the equity capital of Neutron in a stock-for-stock transaction. This was the first major consolidation move in New Mexico in over 20 years and positions URI as one of the largest uranium development companies in the U.S. It also executed a financing agreement in conjunction with the transaction. The acquisition requires URI’s and Neutron’s shareholder approval and is expected to close in the third quarter of 2012.

  Neutron is a private uranium exploration and development company with significant assets located in the Grants Mineral Belt of New Mexico including the Cebolleta and Juan Tefoya projects. The acquisition brings 18.6 million tons of mineralized material at a weighted average grade of 0.15%. Neutron also has properties in South Dakota and Wyoming. Combined, the companies will have over 206,000 acres of uranium holdings.
  Neutron will be acquired debt-free as a result of the transaction. A total of 37 million shares of URI common stock will be issued in connection with the transactions contemplated by the merger agreement, including 3.8 million shares to Neutron's stockholders, resulting in a total consideration of $38.1 million, based on URI’s closing stock price on February 24, 2012 of $1.03.

Strengthened Liquidity Position

Cash at December 31, 2011, was $2.9 million compared with $5.4 million at September 30, 2011. The decrease from the sequential third quarter reflects ongoing reclamation activities in Texas, the costs associated with the feasibility study and Neutron acquisition, and $500,000 for collateralizing URI’s financial surety obligations. URI expects to receive by March 15, 2012, $10 million in cash associated with the financing and merger transaction. In addition, the Company can, at its option, receive an additional $5 million at the closing of the merger.

On October 28, 2011, URI entered into an At-The-Market Sales Agreement (“ATM”) with BTIG, LLC, allowing it to sell from time to time, its common shares having an aggregate offering price of up to $15.0 million, through an “at-the-market” equity offering program. During November and December, URI sold 476,644 shares of common stock which resulted in net proceeds of approximately $325,000. During January 2012, 1,815,073 shares of common stock were sold for approximately $1,519,000. The Company has a total of $12.9 million available for future sales under the ATM.

Mr. Ewigleben concluded, “We have made significant strides in our efforts to advance our New Mexico and Texas properties and consolidate a larger asset base in New Mexico. We believe that we are positioning the Company to capitalize on the long-term solid fundamentals of the uranium industry. Despite the tragic tsunami in Japan last year that led to the events at the Fukushima nuclear power facility, we believe that global plans for nuclear power expansion to meet the demands of emerging economies will support a strengthened price environment for uranium to support the needed development of uranium projects. We expect that we will be able to gain from these macro economic factors as we develop our projects and move toward production in 2013.”

Teleconference and Webcast

URI will host a conference call and webcast today at 11:00 a.m. ET. During the call, management will provide an update on URI’s strategies, outlook, and progress in advancing its Texas and New Mexico properties. A question-and-answer session will follow.

The URI conference call can be accessed by dialling (201) 689-8471. The live listen-only audio webcast can be monitored on the Company’s website at www.uraniumresources.com, where it will be archived afterwards.

A telephonic replay will be available from 2:00 p.m. ET the day of the teleconference until Friday, March 16, 2012. To listen to the archived call, dial (858) 384-5517 and enter replay pin number 387136. A transcript will also be placed on the Company’s website, once available.

About Uranium Resources, Inc.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas. URI also has 183,000 acres of uranium mineral holdings and 101.4 million pounds of in-place mineralized uranium material in New Mexico and an NRC license to produce up to 1 million pounds of uranium per year. The Company acquired these properties over the past 20 years along with an extensive information database of historic mining logs and analysis. None of URI’s properties is currently in production.

URI’s strategy is to fully develop its resource base in New Mexico and Texas, expand its asset base both within and outside of New Mexico and Texas, partner with larger mining companies that have undeveloped uranium assets or with junior mining companies that do not have the mining experience of URI, as well as provide restoration expertise to those that require the capability or lack the proficiency.

Uranium Resources routinely posts news and other information about the Company on its website at www.uraniumresources.com.

Additional Information

Uranium Resources, Inc., a Delaware corporation (“URI”) entered into, among other transaction documents, a definitive merger agreement on March 1, 2012, by and among URI, URI Merger Corporation, a Nevada corporation and an indirect wholly-owned subsidiary of URI (“Merger Sub”), and Neutron Energy, Inc., a Nevada corporation (“Neutron”) under which Merger Sub will be merged with and into Neutron, with Neutron continuing as the surviving corporation and becoming an indirect wholly-owned subsidiary of URI (the “Transaction”). In connection with the proposed Transaction, URI will file a registration statement on Form S-4, a joint proxy statement/prospectus and other relevant documents with the Securities and Exchange Commission (the “SEC”). Stockholders are urged to read the registration statement and joint proxy statement/prospectus when they become available, and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. The registration statement and joint proxy statement/prospectus, once available, as well as other filings containing information about URI and Neutron, can be obtained without charge at the SEC’s website (http://www.sec.gov) or by directing a request to URI: Deborah K. Pawlowski, 716.843.3908, dpawlowski@keiadvisors.com.

URI and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of URI in connection with the proposed Transaction. Information about the directors and executive officers of URI is set forth in the proxy statement for URI’s 2011 annual meeting of stockholders, as filed with the SEC on April 29, 2011. Additional information regarding the interests of those participants and other persons who may be deemed participants in the proposed Transaction may be obtained by reading the joint proxy statement/prospectus regarding the proposed Transaction when it becomes available. Investors may obtain free copies of these documents as described above.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, access to properties, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, receiving shareholder approval of the Neutron transaction, realizing the benefits of the merger and resource development synergies, the exploration upside of the acquired properties, the Company’s ability to acquire other properties, the benefit of permitting on private lands, the effect of additional major investors with mining investment experience, the spot price and long-term contract price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

URANIUM RESOURCES, INC. CONSOLIDATED BALANCE SHEETS

	December 31,
	2011	2010
Current assets:
Cash and cash equivalents	$2,890,263	$15,386,472
Receivables, net	123,336	46,244
Prepaid and other current assets	165,509	179,231

Total current assets	3,179,108	15,611,947
Property, plant and equipment, at cost:
Uranium properties	82,768,867	82,989,579
Other property, plant and equipment	868,454	905,511
Less—accumulated depreciation, depletion and impairment	(64,791,294)	(64,282,888)

Net property, plant and equipment	18,846,027	19,612,202
Long-term investment:
Restricted cash	9,379,794	7,337,366

Total assets	$31,404,929	$42,561,515

Current liabilities:
Accounts and short term notes payable	$1,148,812	$602,190
Current portion of restoration reserve	1,227,125	1,239,588
Royalties and commissions payable	665,745	665,745
Deferred compensation	—	697,028
Accrued legal settlement	—	1,375,000
Accrued interest and other accrued liabilities	374,088	348,269
Current portion of capital leases	65,161	83,183

Total current liabilities	3,480,931	5,011,003

Other long-term liabilities and deferred credits	4,008,634	4,304,057
Long-term capital leases, less current portion	54,071	119,588
Other long-term debt	450,000	450,000
Total liabilities	7,993,636	9,884,648
Commitments and contingencies
Shareholders' equity:
Common stock, $0.001 par value, shares authorized: 200,000,000; shares issued and outstanding (net of treasury shares): 2011—94,005,006; 2010—92,430,306;	94,043	92,468
Paid-in capital	169,904,203	167,971,955
Accumulated deficit	(146,577,535)	(135,378,138)
Less: Treasury stock (38,125 shares), at cost	(9,418)	(9,418)

Total shareholders' equity	23,411,293	32,676,867

	$31,404,929	$42,561,515

URANIUM RESOURCES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2011	2010
Revenue:
Uranium sales	$—	$—

Total revenue	—	—
Costs and expenses:
Cost of uranium sales:
Royalties and commissions	—	—
Operating expenses	648,278	394,763
Accretion/amortization of restoration reserve	121,183	155,943
Depreciation and depletion	599,504	756,377
Writedown of uranium properties	1,460,170	961,278
Exploration expenses	17,918	1,646

Total cost of uranium sales	2,847,053	2,270,007

Loss from operations before corporate expenses	(2,847,053)	(2,270,007)
Corporate expenses:
General and administrative (includes stock compensation expense of $884,000 and $1,032,000 in 2011 and 2010, respectively)	8,400,955	6,911,672
Provision for legal settlement	—	1,375,000
Depreciation	127,741	143,361

Total corporate expenses	8,528,696	8,430,033

Loss from operations	(11,375,749)	(10,700,040)
Other income (expense):
Interest expense	(18,968)	(25,362)
Interest and other income, net	195,320	370,835

Total other income, net	176,352	345,473

Net loss	$(11,199,397)	$(10,354,567)

Net loss per common share:
Basic	$(0.12)	$(0.14)

Diluted	$(0.12)	$(0.14)

URANIUM RESOURCES, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2011	2010
Cash flows from operations:
Net loss	$(11,199,397)	$(10,354,567)
Reconciliation of net loss to cash used in operations—
Accretion/amortization of restoration reserve	121,183	155,943
Depreciation and depletion	727,245	899,738
Writedown of uranium properties and exploration expenses	1,460,170	961,278
Decrease in restoration and reclamation accrual	(1,530,303)	(1,373,228)
Stock compensation expense	883,941	1,032,308
Other non-cash items, net	2,289	19,700
Effect of changes in operating working capital items—
(Increase) decrease in receivables	(77,092)	17,646
Decrease in inventories	—	—
(Increase) decrease in prepaid and other current assets	13,722	(53,831)
Increase (decrease) in payables and accrued liabilities and deferred credits	(802,560)	1,334,939

Net cash used in operations	(10,400,802)	(7,360,074)
Investing activities:
Increase in certificate of deposit, restricted	(2,042,428)	(551,366)

Additions to property, plant and equipment—
Kingsville Dome	(141,137)	(149,652)
Rosita	(125,693)	(58,504)
Vasquez	(97,200)	(77,500)
Rosita South	(40,959)	(78,813)
Los Finados project	(88,236)	(1,168,780)
Churchrock	(58,838)	(138,541)
Crownpoint/Section 13 Drilling	(34,921)	(119,624)
Proceeds from Joint Venture agreement	300,000	—
Other property	(35,311)	(23,123)

Net cash used in investing activities	(2,364,723)	(2,365,903)
Financing activities:
Payments of borrowings	(83,539)	(117,710)
Issuance of common stock, net	352,855	19,138,091

Net cash provided by (used in) financing activities	269,316	19,020,381

Net increase (decrease) in cash and cash equivalents	(12,496,209)	9,294,404
Cash and cash equivalents, beginning of year	15,386,472	6,092,068

Cash and cash equivalents, end of year	$2,890,263	$15,386,472

CONTACT:
Uranium Resources, Inc.
Don Ewigleben, 972.219.3330
President & Chief Executive Officer
or
Investors:
Kei Advisors LLC
Deborah K. Pawlowski, 716.843.3908
dpawlowski@keiadvisors.com
or
Media:
Mat Lueras, 505.269.8317
Vice President, Corporate Development
mlueras@uraniumresources.com